Exhibit 21.1

SUBSIDIARIES OF REGISTRANT

Rambus Canada Inc.
Rambus Controllers, Inc.
Rambus Delaware LLC
Rambus International Ltd.
Rambus K.K. (Japan)
Rambus Ltd. (Grand Cayman Islands, BWI)
Rambus Chip Technologies (India) Private Limited
Rambus Korea, Inc. (Korea)
Rambus France SAS
Rambus Global Inc.
Rambus Technology Information (Shanghai) Consulting Co. Ltd.
Rambus UK Ltd.
Rambus ROTW Holding B.V.
Rambus Memory Holding B.V.
Rambus Security Holding B.V.
Cryptography Research, Inc.
Mozaik Multimedia, Inc.
Unity Semiconductor Corporation